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                                                                    EXHIBIT 10.2

March 22, 2001

Geng-Shuen Wu, Ph.D.
Unotech Diagnostics, Inc.
2235 Polvorosa Ave. Suite 220
San Leandro, CA 94577

                       Re: Contract Manufacturing Arrangement

Dear Ken:

This letter confirms the terms and conditions of a Contract Manufacturing Arrangement between Unotech Diagnostics, Inc. of San Leandro, California and Matritech, Inc. of Newton, Massachusetts. Would you please sign both copies and return one original to me.

Purpose:

Matritech is interested in having its Matritech NMP22 Point-of-Care Test (POC), manufactured in sufficient quantities to satisfy the requirements of its distributors and other customers. Matritech is interested in securing a long-term stable manufacturer for this product and is willing to make the commercial commitments included in this contract.

Unotech is a manufacturer of various point-of-care testing devices and is able to manufacture the NMP22 POC Test in the quantities projected by Matritech and is willing to make the commercial commitments included in this contract.

Product:

The Matritech NMP22 POC Test (the "Product") is a lateral flow immunochromatographic assay that measures the nuclear matrix protein NuMA (nuclear mitotic apparatus protein) in freshly voided, untreated urine. The device employs two monoclonal antibodies that recognize different epitopes on the NuMA molecule.

Minimum Purchases and Pricing:

Matritech will pay the following prices:
For orders of [**] to [**] units, $[**] per unit
For orders of [**] to [**] units, $[**] per unit
For orders of [**] or more units, $[**] per unit.
Matritech will provide the necessary reagents to test intermediate and final product and will supply the antibodies incorporated in the product based on Unotech's forecasted requirements.. These prices are F.O.B. Unotech's dock.

JDoherty
Unotech Agreement Draft 4-19-01                                         04/19/01

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Matritech agrees to purchase the following minimum purchases from Unotech:
      in the first year of agreement, a minimum of $[**] (includes product for clinical trial purposes); in the second year of the agreement, a minimum of $[**] and in the third year and subsequent years of the agreement, a minimum of $[**].

These prices are based on standard packaging which encloses each cassette in a sealed plastic pouch with dropper and desiccant. The pouches will be ink-jet labeled with lot # and expiration date; packed 25 tests in a small box and 80 boxes in a carton of 20X20X20. Any additional special instructions may add additional cost to the unit price.

Advanced Payment

Within 10 days of the signing of this agreement, Matritech will pay Unotech $[**] which will be used by Unotech solely to defray initial expenditures associated with the manufacture of the Product. The mold used to produce the product's plastic housing has already been paid for by, and is owned by Matritech but may be used by Unotech for other products without any payment to Matritech. This advance payment will be returned to Matritech or credited against the next order when the cumulative product purchases by Matritech reach $[**].

Payment Terms:

Matritech will pay Unotech's invoices within [**] days of receipt for all product which has been received by Matritech from lots which have been tested and found to be in conformance by Matritech.

Unotech's Manufacturing Responsibilities:

Unotech is responsible for manufacturing sufficient amounts of product to fulfill Matritech's purchase orders. The product must comply with Matritech's specifications, which are included in this Agreement as Schedule A, applicable U.S. FDA regulations and meet Matritech's quality control standards.

Ordering Requirements:

Matritech will provide written purchase orders as far in advance of need as possible and will order in lot sizes at least equal to those necessary to earn the prices stated in this letter.

Delivery Requirements:

Unotech will accept Matritech's orders within [**] days of receipt and will ship finished product to Matritech or, if requested by Matritech, to a single customer's address within [**] days of receiving Matritech's purchase order. Unotech will ship the complete order unless partial shipments have been agreed with Matritech.

During the first year of this agreement, Unotech will be permitted to ship up to [**]% more units than the amounts ordered on Matritech's purchase orders. After the first year of this agreement, Unotech may ship up to [**]% more units than ordered on Matritech's purchase orders.

JDoherty
Unotech Agreement Draft 4-19-01                                         04/19/01

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Returns of Defective Product:

Matritech will have the right to return defective product to Unotech. A defective product is one that does not perform according to the labeling provided by Matritech and the specifications included in Schedule A which have been agreed to by Unotech.

JDoherty
Unotech Agreement Draft 4-19-01                                         04/19/01

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Quality Control and FDA Requirements:

Matritech will assist Unotech in defining processes and procedures necessary to assure compliance with all FDA requirements for Good Manufacturing Practices. Unotech will maintain a complete device history file as well as the records identified by Matritech including information regarding quantities, lot numbers and shipping data for at least [**] years beyond the expiration date of the product. Copies of all records not deemed by Unotech to be confidential will be supplied to Matritech for inclusion in a duplicate device history record.

Prior to any product delivery, Unotech will send Matritech 10 units from the beginning of the production run 10 units from the middle of the run and 10 units from the end of the run for quality control testing at Matritech. In addition, Unotech will provide 20 units selected randomly from the production run.

Matritech will have the right to audit Unotech's facility at agreed times and Matritech will be permitted to be present in the facility during the manufacture of the first three production lots in order to insure compliance with Good Manufacturing Practices (GMP). Unotech will reserve the right to refuse to disclose to Matritech personnel any proprietary information pertinent to the manufacture of the product.

Intellectual Property Ownership:

Unotech and Matritech will retain ownership of their own intellectual property. Matritech grants to Unotech a fully paid-up, non-exclusive license to use its NMP22 patents in the manufacture of the product solely to be sold to Matritech for the term of this agreement. Unotech agrees to keep this proprietary information confidential.

Royalty Obligations:

Matritech will be responsible for [**]. Matritech will also be responsible for [**].

Term of Arrangement:

This agreement will be for an initial term of [**] years. The agreement can be extended by mutual agreement for successive, one-year periods after the initial term. This agreement can be terminated by either Unotech or Matritech if either party violates a major term of the agreement and the violation is not corrected within 60 days from the time the injured party gives notice.

Continuity of Supply:

Unotech will provide Matritech with a fully paid-up default license to use Unotech's proprietary intellectual property to manufacture the NMP22 POINT-OF-CARE product. Matritech will have the right to use this license only in the event that Unotech is unable to supply product to Matritech. The intellectual property will be reduced to writing and left in escrow with an attorney or other trusted individual of Unotech's choice and agreed to by Matritech.

JDoherty
Unotech Agreement Draft 4-19-01                                         04/19/01

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In the event that Unotech is unable to supply Product to Matritech and Matritech elects to produce Product under this default license, Matritech will pay Unotech an initial payment of $[**] within [**] days of receiving Unotech's written intellectual property and a royalty of $[**] per year for the following [**] years.

In the event that Unotech is able to supply Product but decides not to do so for any reason, Unotech must give Matritech [**] months notice before ceasing production.

Technical Support:

Matritech will be responsible for the support of customers using the Product. Whenever requested by Matritech, Unotech agrees to assist in providing necessary technical support to these customers.

Would you please signify your acceptance of this agreement by signing below and returning an original copy of this agreement.

Sincerely,

/s/ David Corbet
--------------------
David Corbet
President, Matritech, Inc.

Agreed and accepted:

/s/ Geng-Shuen Wu             Date: 4/22/01
-----------------
Geng-Shuen WU, Ph.D.
Unotech Diagnostics, Inc.

JDoherty
Unotech Agreement Draft 4-19-01                                         04/19/01

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                       Schedule A - Product Specifications
                        NMP22 POINT-OF-CARE Design Inputs

                                      [**]
JDoherty
Unotech Agreement Draft 4-19-01                                         04/19/01

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